Exhibit 99.1

CorMedix Inc. to Join Russell Global and Russell 3000 Indexes

BEDMINSTER, N.J., June 22, 2015 -- CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious disease, announced today the company is on the preliminary list of additions posted June 12 and 19th to join the Russell 3000 Index and Russell Global Index at the conclusion of the reconstitution on June 26th, according to Russell Indexes Reconstitution (FTSE Russell website).

“CorMedix is proud to join the Russell Index family,” said Randy Milby, CorMedix Chief Executive Officer. “Inclusion in the Russell 3000 and Global Index is a significant milestone for the Company as we continue to execute on our growth strategy and advance Neutrolin. We believe the membership in this esteemed Index will be a valuable tool to increase our brand visibility and help us broaden our shareholder base.”

Membership in the Russell Global and Russell 3000 Index, which remains in place one year, means automatic inclusion in the appropriate large-cap, small cap, all-cap indexes as well as the applicable style, sector and country indexes.  FTSE Russell determines membership for its Russell indexes equity indexes primarily by objective, market-capitalization rankings and style attributes.  Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.  Approximately $5.7 trillion in assets are benchmarked to the Russell’s U.S. indexes.  Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell Indexes and Russell reconstitution, go to “Recon Central” section on the FTSE Russell website

About CorMedix Inc.

CorMedix Inc. is a commercial-stage biopharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval. For more information visit www.cormedix.com.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide.  FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 80 countries, covering 98% of the investable market globally and trading on over 25 exchanges worldwide.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally.  Leading asset owners, asset managers, ETF providers and investment banks use FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants.  FTSE Russell is focused on applying the highest industry standards in index design and governance.  FTSE Russell is also focused on index innovation and client collaboration as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.  For more information, visit www.ftserussell.com

1430 US Highway 206, Suite 200, Bedminster, NJ 07921
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: CorMedix's ability to join and remain included in any Russell Index; the cost, timing and results of  the planned Phase 3 trials for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:
Investors:
CorMedix Inc.
Randy Milby
(908) 517-9489

Media:
Mike Beyer
Sam Brown Inc.
(312)-961-2502
mikebeyer@sambrown.com

1430 US Highway 206, Suite 200, Bedminster, NJ 07921
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com